NVE Corporation Reports Second Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—October 22, 2025—NVE Corporation (Nasdaq: NVEC) announced financial results today for the quarter ended September 30, 2025.

Total revenue for the second quarter of fiscal 2026 decreased 6% to $6.35 million from $6.76 million for the prior-year quarter. The decrease was due to a 68% decrease in contract research and development revenue, partially offset by a 1% increase in product sales. Net income for the second quarter of fiscal 2026 decreased 18% to $3.31 million, or $0.68 per diluted share, compared to $4.03 million, or $0.83 per share, for the prior-year quarter.

For the first six months of fiscal 2026, total revenue decreased 8% to $12.5 million from $13.5 million for the first six months of the prior year. The decrease was due to a 5% decrease in product sales and a 51% decrease in contract research and development revenue. Net income decreased 15% to $6.89 million, or $1.42 per diluted share, from $8.12 million, or $1.68 per share, for the first half of fiscal 2025.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable November 28, 2025 to shareholders of record as of November 3, 2025.

“We’re pleased to report a 4% sequential increase in revenue driven by strong increases in distributor and non-defense sales, despite an expected decrease in defense sales,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, risks and uncertainties related to tariffs, customs, duties, and other trade barriers, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2025.

###

Contact: investor@nve.com

NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND SIX MONTHS ENDED SEPTEMBER 30, 2025 AND 2024 (Unaudited)
	Quarter Ended September 30,
	2025	2024
Revenue
Product sales	$6,138,772	$6,104,433
Contract research and development	208,220	654,257
Total revenue, net	6,346,992	6,758,690
Cost of sales	1,378,494	947,254
Gross profit	4,968,498	5,811,436
Expenses
Research and development	873,470	847,603
Selling, general, and administrative	436,919	568,241
Total expenses	1,310,389	1,415,844
Income from operations	3,658,109	4,395,592
Interest income	484,330	464,429
Other income	3,094	-
Income before taxes	4,145,533	4,860,021
Provision for income taxes	834,695	833,876
Net income	$3,310,838	$4,026,145
Net income per share – basic	$0.68	$0.83
Net income per share – diluted	$0.68	$0.83
Weighted average shares outstanding
Basic	4,837,166	4,833,401
Diluted	4,839,243	4,840,770

	Six Months Ended Sept. 30,
	2025	2024
Revenue
Product sales	$12,047,342	$12,720,292
Contract research and development	404,294	821,642
Total revenue, net	12,451,636	13,541,934
Cost of sales	2,561,017	1,922,748
Gross profit	9,890,619	11,619,186
Expenses
Research and development	1,593,701	1,726,131
Selling, general, and administrative	855,559	1,108,645
Total expenses	2,449,260	2,834,776
Income from operations	7,441,359	8,784,410
Interest income	982,538	958,388
Other income	3,905	-
Income before taxes	8,427,802	9,742,798
Provision for income taxes	1,541,146	1,619,066
Net income	$6,886,656	$8,123,732
Net income per share – basic	$1.42	$1.68
Net income per share – diluted	$1.42	$1.68
Weighted average shares outstanding
Basic	4,837,166	4,833,766
Diluted	4,839,049	4,839,145

NVE CORPORATION BALANCE SHEETS SEPTEMBER 30 AND MARCH 31, 2025

	(Unaudited) September 30, 2025	March 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$5,107,481	$8,036,564
Marketable securities, short-term (amortized cost of $12,597,421 as of September 30, 2025, and $13,730,266 as of March 31, 2025)	12,640,185	13,691,593
Accounts receivable, net of allowance for credit losses of $15,000	2,440,856	3,589,268
Inventories, net	7,418,843	7,449,083
Prepaid expenses and other assets	1,163,093	433,414
Total current assets	28,770,458	33,199,922
Fixed assets
Machinery and equipment	12,783,642	11,758,205
Leasehold improvements	2,059,853	1,956,309
	14,843,495	13,714,514
Less accumulated depreciation and amortization	11,902,066	11,727,615
Net fixed assets	2,941,429	1,986,899
Deferred tax assets	1,079,733	1,867,069
Marketable securities, long-term (amortized cost of $27,771,414 as of September 30, 2025, and $26,353,692 as of March 31, 2025)	27,844,069	26,304,623
Right-of-use asset – operating lease	854,529	917,349
Total assets	$61,490,218	$64,275,862

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$229,526	$214,691
Accrued payroll and other	585,395	871,169
Operating lease	155,800	83,010
Total current liabilities	970,721	1,168,870
Long-term operating lease liability	806,542	838,221
Total liabilities	1,777,263	2,007,091

Shareholders’ equity
Common stock	48,372	48,372
Additional paid-in capital	19,894,256	19,821,106
Accumulated other comprehensive income (loss)	90,166	(68,544)
Retained earnings	39,680,161	42,467,837
Total shareholders’ equity	59,712,955	62,268,771
Total liabilities and shareholders’ equity	$61,490,218	$64,275,862